EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED AS OF DECEMBER 30, 2011

BY AND BETWEEN

COLONIAL ROYALTIES, LLC (THE “BUYER”)

AND

 CIRCLE STAR ENERGY CORP. (THE “SELLER”)

RELATED TO

ALL OF THE MEMBERSHIP INTERESTS

OF

JHE HOLDINGS, LLC (THE “COMPANY”)

TABLE OF CONTENTS

		Page
ARTICLE ONE DEFINITIONS		4
1.1	Definitions of Certain Terms	4
1.2	Number and Gender of Words	11
1.3	Interpretation and Construction	11

ARTICLE TWO SALE AND PURCHASE OF THE SELLER INTEREST		11
2.1	Agreement of Sale and Purchase	11
2.2	Purchase Price	12
2.3	Closing	12

ARTICLE THREE REPRESENTATIONS AND WARRANTIES OF THE SELLER		13
3.1	Authority and Authorization	13
3.2	No Conflicts	14
3.3	Title to the Seller Interest	14
3.4	Litigation	14
3.5	The Company	14
3.6	Misleading Statements	16
3.7	Brokers, Finders, etc.	16

ARTICLE FOUR REPRESENTATIONS AND WARRANTIES OF THE BUYER		16
4.1	Organization, Existence, and Good Standing	16
4.2	Authority for Agreements	16
4.3	No Conflicts	17
4.4	Litigation	17
4.5	Knowledge and Access to Information	17

ARTICLE FIVE COVENANTS OF THE SELLER		17
5.1	No Solicitation	17
5.2	Notification	18
5.3	Reasonable Efforts	18
5.4	Delivery of Documents and Other Papers; Proprietary Data, Record Retention	18
5.5	Further Assurances	18
5.6	Nondisclosure of Confidential Information	19
5.7	Tax Returns for 2011	19

ARTICLE SIX COVENANTS OF THE BUYER		19
6.1	Governmental Approvals	19
6.2	Access to Tax Information	19
6.3	Confidentiality	19
6.4	Reasonable Efforts	20

ARTICLE SEVEN INDEMNIFICATION		20
7.1	Survival	20
7.2	Indemnification by the Seller	20
7.3	Indemnification by the Buyer	20
7.4	Limitation of Damages; Materiality.	21
7.5	Conditions of Indemnification	22
7.6	Payment of Indemnity	23
7.7	Expiration of Indemnification Rights	24
7.8	Indemnification Rights Exclusive	24

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ARTICLE EIGHT CONDITIONS PRECEDENT		24
8.1	Conditions to Obligations of Each Party	24
8.2	Conditions to Obligations of the Buyer	24
8.3	Conditions to Obligations of the Seller	25

ARTICLE NINE TERMINATION		25
9.1	Termination	25
9.2	Effect of Termination	26
9.3	Notice of Termination	26

ARTICLE TEN MISCELLANEOUS		27
10.1	Expenses	27
10.2	Severability	27
10.3	Notices	27
10.4	Headings	28
10.5	Entire Agreement	28
10.6	Counterparts; Signature Pages	28
10.7	Governing Law; Venue	28
10.8	Binding Effect	29
10.9	Assignment	29
10.10	No Third Party Beneficiaries	29
10.11	Amendment; Waivers	29
10.12	Time of the Essence	29
10.13	Negotiated Transaction	29
10.14	Attorney's Fees	29
10.15	Waiver of Conflict of Interest	29
10.16	Adjustment to Cash Flow, Revenue and Account Distribution	29

Exhibits:
Exhibit A                      Buyer Closing Certificate
Exhibit B                      Assignment
Exhibit C                      Cross-Receipt
Exhibit D                      Seller Closing Certificate

Schedules:

1                            Company Oil and Gas Properties

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of January 1, 2012 (the “Effective Date”), by and between Colonial Royalties, LLC, a Texas limited liability company (the “Buyer”), Circle Star Energy Corp., a Nevada corporation, and its assignees (the “Seller”).  The Buyer and the Seller are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.           The Seller is the owner of 100% of the Company Interests (the “Seller Interest”) in JHE Holdings, LLC, a Texas limited liability company (the “Company”).  Seller desires to sell all of its rights, title and interests in the Company to Buyer.

B.           The Seller acquired the Seller Interest from High Plains Oil, LLC (“High Plains”), in consideration for, in part, the assumption of certain debt obligations of High Plains owed to James H. Edsel, Nancy Edsel and James Edsel Jr., resident of Travis County, Texas (collectively the “Edsels”) under the Membership Interest Purchase Agreement dated as of May 31, 2011 between the Seller and High Plains (the “High Plains Agreement”), the grant of a security interest and a pledge of the Seller Interest to the Edsels under the terms of an Amended and Restated Membership Interest Pledge and Security Agreement (the “Pledge Agreement”) between the Edsels and the Seller; and the Seller has obtained the consent of the Edsels to the sale of the Seller Interest.

C.           High Plains, an entity wholly owned and operated by S. Jeffrey Johnson (“Johnson”), maintained a 10% profits interest in the Company (the “Profit Interest”) under the High Plains Agreement, and the Profit Interest will be extinguished on receipt by High Plains of 10% of the Purchase Price on the Closing Date.

D.           The Seller requires the consent of the holder of the majority of shares of common stock of the Seller, pursuant to Section 78.565 of the Nevada Revised Statues, and the Seller has obtained by written consent of a majority of its shareholders and shall provide all shareholders with a Schedule 14C Information Statement pursuant to the rules of the United States Securities Exchange Act of 1934, as amended.

E.           The Buyer desires to purchase the Seller Interest from the Seller upon the terms and subject to the conditions contained in this Agreement; and the Seller desires to sell the Seller Interest to the Buyer upon such terms and subject to such conditions.

AGREEMENT

THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties contained in, and of the mutual benefits to be derived from, this Agreement, the Buyer and the Seller agree as follows:

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ARTICLE ONE

DEFINITIONS

1.1.           Definitions of Certain Terms.  The terms defined in this Section 1.1, whenever used in this Agreement, will have the respective meanings indicated below for all purposes of this Agreement, unless otherwise indicated.  All references herein to an Article or a Section are to an Article or a Section of this Agreement, and all references to an Exhibit or a Schedule are to an Exhibit or a Schedule attached to this Agreement, unless otherwise indicated.

Affiliate means, when used with reference to a specified Person, (a) any Person directly or indirectly owning, controlling, or holding the power to vote 50% or more of the outstanding voting securities of the specified Person, (b) any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with the power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (d) if the specified Person is a corporation, any officer or director of the specified Person or of any corporation (or other entity) directly or indirectly controlling that specified Person, (e) if the specified Person is a limited liability company, any officer, manager, or managing member of the specified Person or of any limited liability company (or other entity) directly or indirectly controlling that specified Person, (f) if the specified Person is a partnership, any general partner of such partnership, or if the general partner is a partnership, the general partners of that partnership, and (g) if the specified Person is an individual, such individual’s spouse and natural and adoptive lineal descendants, and their respective spouses, parents, brothers, and sisters, and trusts and family partnerships (or other entities) established for the benefit of any such Person.

Agreement means this Membership Interest Purchase Agreement, including all Exhibits and Schedules, as it may be amended, modified, or supplemented from time to time.

Applicable Period means the one-year period following the Closing Date.

Assignment means an assignment in the form of Exhibit B, properly completed, signed, dated, and delivered by the Seller at the Closing.

Breach means, as to any representation, warranty, covenant, obligation, or other provision of this Agreement or any other Transaction Document, the occurrence of any material inaccuracy in, material breach of, or material failure to comply with, such representation, warranty, covenant, obligation, or other provision.  To the extent this Agreement or another Transaction Document provides for notice and/or the Right to cure the breach of or failure to comply with a covenant or obligation of a Party herein or therein, such breach or failure will not constitute a "Breach" for purposes of this Agreement until such notice has been given, the period to cure has lapsed, and such breach or failure has not been timely cured.

Business means the business and operations of the Company relating to the ownership, development, management, and operation of the Company Oil and Gas Properties, as provided in the Company Agreement, and includes the condition (financial and other), properties and assets, and prospects of the Company.

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Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in Texas are authorized or obligated by Law to be closed.

Buyer has the meaning given such term in the introductory paragraph of this Agreement.

Buyer Closing Certificate means a closing certificate in the form of Exhibit A, properly completed, signed, dated, and delivered by the Buyer at the Closing.

Buyer Indemnified Party has the meaning given such term in Section 7.2.

Cash Receipts means cash received by the Company from the net revenue, payments, royalties and other distributions from the Company Oil and Gas Properties, as received in the books and records of the Company in accordance with cash accounting principles consistently applied throughout the periods involved.

Claim Notice has the meaning given such term in Section 7.5(a).

Closing has the meaning given such term in Section 2.3.

Closing Certificate means a Buyer Closing Certificate or a Seller Closing Certificate.

Closing Date has the meaning given such term in Section 2.3.

Closing Payment has the meaning given such term in Section 2.2(b)(i).

Company has the meaning given such term in Recital A.

Company Agreement means any written company, operating, or other agreement governing the ownership, management, and operation of the Company, as it may be amended, modified, or supplemented from time to time.

Company Interest means a membership interest in the Company, including in respect of such membership interest the right to receive distributions of cash or property and the right to vote on matters submitted for a vote to the Members of the Company.

Company Oil and Gas Properties means the oil and gas leases, Contract Rights, and other properties, and Rights therein, owned by the Company, as described in Schedule 1.

Confidential Information means any information of or relating to the Company, either Party, or an Affiliate of the Company or either Party, other than Public Information, which is deemed to be confidential by the Company, either Party, or any Affiliate of the Company or either Party, including, without limitation, information coming within any one or more of the following categories:  (a) information concerning (i) operations, (ii) finances, (iii) business opportunities, (iv) business methods and concepts, and (v) business plans; (b) information concerning (i) customers and prospective customers, including customer names, customer lists, and the terms of contracts with customers, and (ii) suppliers, including the terms of contracts with suppliers; (c) information concerning (i) products and services, (ii) marketing and sales plans, assessments, evaluations, reports, and presentation materials, and (iii)

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Proprietary Rights of the Company, either Party, or any Affiliate of the Company or either Party, and other concepts or ideas related to the business of the Company, either Party, or any Affiliate of the Company or either Party, that are proprietary and unique; (d) the results of any tests and/or studies regarding the business of the Company, either Party, or any Affiliate of the Company or either Party,  and/or any reports from any third-Person contractors or consultants engaged to analyze and/or interpret research data in connection with the business of the Company, either Party, or any Affiliate of the Company or either Party; (e) information concerning internal policies and procedures of the Company, either Party, or any Affiliate of the Company or either Party, including personnel policies and procedures; (f) financial statements, reports, manuals, notebooks, letters (and other correspondence, including electronic mail), and other written material pertaining to the Company, either Party, or any Affiliate of the Company or either Party pertaining to the business of the Company, either Party, or any Affiliate of the Company or either Party; and (g) information furnished to the Company, either Party, or any Affiliate of the Company or either Party, by a customer, a prospective customer, or a third-Person that is not Public Information.

Consent means any consent, approval, ratification, waiver, or other authorization, including any Governmental Approval, the Edsel Consent and the Shareholders Consent.

Contract means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

Cross-Receipt means a cross-receipt in the form of Exhibit C, properly completed, signed, dated, and delivered by the Parties at the Closing.

Current Financials means (a) the unaudited Financial Statements of the Company for the fiscal years ended December 31, 2010, and December 31, 2011, and (b) the unaudited Financial Statements of the Company for the eleven-month period ended November 31, 2011.

Damages means all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, damages (but not including incidental and consequential damages), and reasonable attorneys’ fees and expenses, whether or not involving a third-Person claim, arising, directly or indirectly, from, asserted against or incurred by reason of, resulting in any manner from, or relating in any manner to, the matters described in Section 7.2(a)-(c) or Section 7.3(a)-(c), respectively.

Debt of any Person means, from time to time, and without duplication, all indebtedness, liabilities, and obligations of such Person, whether or not considered as liabilities according to GAAP, and whether matured or unmatured, direct or indirect, or absolute, fixed, or contingent.

Debtor Relief Law means the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Law from time to time in effect affecting the Rights of creditors generally.

Documents and Other Papers means and includes all existing documents, agreements, instruments, certificates, writings, notices, Consents, affidavits, letters, facsimiles, telegrams, telexes,

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statements, files, computer disks, microfiches, or other documents in electronic format (including electronic mail), schedules, exhibits, or other papers or records.

Edsel Consent means the consent of the Edsels to the transaction contemplated in this Agreement.

Effective Date shall be the date given in the introductory paragraph of this Agreement, and shall apply to revenue received by the Company

Financial Statement means a balance sheet, profit and loss statement, reconciliation of capital and surplus, and statement of cash flow.

Fundamental Representations means the representations of the Parties made in Sections 3.1, 3.2, 3.3, 4.1, and 4.2.

GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable as of the Effective Date.

Governmental Approval means an approval, authorization, Consent, permit, License, or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission, or instrumentality of any of the foregoing, and any tribunal or arbitrator of competent jurisdiction.

Inchoate Liens means (a) Liens for Taxes not yet due and payable, (b) mechanic’s Liens and materialmen’s Liens for services and materials for which payments are not yet due or that are being contested in good faith by appropriate proceedings, and (c) landlord’s Liens for rental payments not yet due and payable.

Indemnified Parties means, collectively, the Buyer Indemnified Parties and the Seller Indemnified Parties.

Indemnifying Party means, for purposes of Section 7.2, the Seller, and for purposes of Section 7.3, the Buyer.

Information Statement means the information statement required to be mailed to all shareholders of the Seller in connection with the Shareholder Consent  pursuant to the requirements of Schedule 14C of the Exchange Act.

IRC means the Internal Revenue Code, as amended, or any successor Law, and regulations and rules issued by the IRS pursuant to the Internal Revenue Code or any successor Law.

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IRS means the United States Internal Revenue Service and any successor agency.

Knowledge of a particular fact or matter means, as to any Person, that such Person has actual knowledge of such fact or other matter.  As to any Person other than an individual, such Person will be deemed to have Knowledge of any fact or matter of which an individual who is serving, or who at any time has served, as a director, manager, partner, officer, executor, or trustee (or in any similar capacity) has, or at any time had, Knowledge.

Law means any applicable statute, law, ordinance, rule, regulation, Order, writ, injunction, decree, judgment, or opinion of any Governmental Authority.

License means any license, approval, certificate, permit, franchise, Consent, concession, grant, or authorization granted by any Person, including any Governmental Authority.

Lien means any lien, mortgage, pledge, security interest, encumbrance, adverse claim, title defect, title retention agreement, voting trust agreement, property settlement or marital dissolution agreement, preemptive right, right of first refusal, or other interest, equity, option, restriction, or charge of any kind.

Litigation means any action, proceeding, claim, lawsuit, or investigation conducted or threatened by or before any Governmental Authority.

Material Adverse Effect means (a) a material adverse effect upon the validity, performance, or enforceability of any of the terms of this Agreement or any other Transaction Document, or (b) an event or circumstance that alone, or when taken together with other events or circumstances, could reasonably be expected to result in a material loss to the Business (or, for purposes of Section 7.5, the business of an Indemnified Party), or that would have, or might reasonably be expected to have, a material adverse effect on the Business (or, for purposes of Section 7.5, the business of an Indemnified Party), or that would constitute a criminal violation of Law.

Member means a member of the Company.

Notice Period has the meaning given such term in Section 7.5(a).

Order means any order, award, decision, opinion, decree, injunction, judgment, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

Ordinary Course of Business means an action taken by a Person if (and only if): (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors or board of managers of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken without any authorization by the board of directors or board of managers of such Person (or by any Person or group of Persons exercising similar authority), in operations of other Persons that are in the same line of business as such Person.

Organizational Documents means, as to any Person that is an entity, (a) the articles or certificate of incorporation (or certificate of formation) and bylaws of such Person, if such Person is a

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corporation, (b) the articles of organization (or certificate of formation) and regulations (or operating agreement or company agreement) of such Person, if such Person is a limited liability company, (c) the certificate of limited partnership (or certificate of formation) and agreement of limited partnership of such Person, if such Person is a limited partnership, (d) the agreement of partnership of such Person, if such Person is a general partnership, or (e) the organizational documents of any other entity, and any amendments thereto.

Parties has the meaning given such term in the introductory paragraph of this Agreement.

Permitted Encumbrances means (a) Permitted Liens, (b) lessors’ royalties and overriding royalties that are of record in the various counties in which sale properties are located, (c) joint operating and other agreements pertaining to the development of the interests owned by the Company and that are customary in the oil and gas industry, (d) easements, rights-of-way, permits, surface leases, and other rights in respect of surface operations, pipelines, grazing, canals, ditches, reservoirs, and the like, conditions, covenants, or other similar restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements, and rights-of-way on, over, or in respect of real property or leasehold interests therein, and (e) Rights reserved to or vested in any Governmental Authority to control or regulate real property or leasehold interests therein, and applicable Laws related thereto.

Permitted Liens means (a) Inchoate Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs, and (c) good faith pledges or deposits made to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money), or leases, not in excess of 10% of the aggregate amount due thereunder, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or similar bonds in the Ordinary Course of Business.

Person means any natural person, firm, partnership, joint venture, association, corporation, limited liability company, trust, Governmental Authority, or other legal entity.

Proprietary Right means any intangible property right owned by the Company, the Buyer, the Seller, or any Affiliate of the Company, the Buyer, or the Seller, including, but without limitation: (a) any patent, invention, and industrial design (whether or not patentable); (b) any registered, unregistered, and common law trademark, service mark, domain name, logo, and trade name; (c) any copyright; (d) any registration, application, and renewal of any of the foregoing; (e) any trade secret, know-how, customer list, software, formula, production process and technique, mask work, research and development information, investigation, drawing, specification, design, plan, improvement proposal, technical and computer datum, and information relating to any future product plan or strategic issue; and (f) any Rights in or under any Contract, including, but not limited to, any Right in any license agreement and sub-license agreement with third-Persons relating to any of the foregoing.

Public Information means (a) information that is publicly available, (b) information that a Person develops or has developed independently without use of any Confidential Information of the Company, the Buyer, the Seller, or any Affiliate of the Company, the Buyer, or the Seller, and without

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such Person’s involvement with the Company, the Buyer, the Seller, or any Affiliate of the Company, the Buyer, or the Seller, so long as such Person’s independent development of such information can be documented and verified, and (c) information that is rightfully received by a Person from a third-Person who has no duty of confidentiality with respect to such information.

Purchase Price has the meaning given such term in Section 2.2(a).

Representative means, with respect to a particular Person, any shareholder, partner, joint venturer, member, director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including attorneys, accountants, and financial advisors.

Rights means legal and equitable rights, remedies, powers, privileges, and benefits.

Securities Act means the Securities Act of 1933, as amended, and any successor Law.

Seller has the meaning given such term in the introductory paragraph of this Agreement.

Seller Closing Certificate means a closing certificate in the form of Exhibit D, properly completed, signed, dated, and delivered by the Seller at the Closing.

Seller Indemnified Parties has the meaning given such term in Section 7.3.

Seller Interest has the meaning given such term in Recital A, and is meant to include all assets acquired in the JHE Holdings, LLC transaction between High Plains Energy, LLC and/or High Plains Oil, LLC from James H. Edsel, Nancy Edsel and/or James Edsel, Jr.

Shareholder Consent means the written consent of holders of the majority of shares of common stock of the Seller pursuant to Section 78.320 of the Nevada Revised Statutes, as required by Section 78.565 of the Nevada Revised Statutes.

Subsidiary means, with respect to a specified Person, any other Person of which at least a majority of the capital stock or other equity securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, board of managers, or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by the specified Person or by one or more if its Subsidiaries.

Tax means any tax, assessment, fee, levy, impost, duty, deduction, withholding, or other charge of any nature whatsoever from time to time or at any time imposed by any Laws or by any Governmental Authority, including, without limitation, any federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, ad valorem, value added, franchise, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, License, lease, service, occupation, severance, energy, withholding, payroll, employment or unemployment, social security, workers’ compensation, capital, premium, or other tax, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

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Tax Return means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

Transaction means the Buyer’s purchase of the Seller Interest from the Seller, and the Seller’s sale of the Seller Interest to the Buyer, pursuant to this Agreement, and includes the execution, delivery, and performance by the Parties of this Agreement and the other Transaction Documents.

Transaction Documents means this Agreement, the Assignment, the Promissory Note, the Security Agreement, the Closing Certificates, the Cross-Receipt, and all other agreements, instruments, and documents executed and delivered in connection with the Transaction.

1.2.           Number and Gender of Words.  Whenever in this Agreement the singular number is used, the same will include the plural where appropriate and vice versa, and words of any gender will include each other gender where appropriate.

1.3.           Interpretation and Construction.

(a)           The terms “hereof,” “herein,” and “herewith,” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms “include,” “includes,” and “including,” when used in this Agreement, shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(c)           A reference to any Party to this Agreement or a party to any other agreement or document referred to in this Agreement shall include such Party (or party’s) predecessors, successors, and permitted assigns.

(d)           References to any Law means such Law as amended, modified, codified, replaced, or reenacted, and all rules and regulations promulgated thereunder.

ARTICLE TWO

SALE AND PURCHASE OF THE SELLER INTEREST

2.1           Agreement of Sale and Purchase.  Upon the terms and subject to the conditions contained in this Agreement, including the Edsel Consent, the Shareholders Consent and the filing of the Information Statement and in consideration of the obligations of the Buyer provided in this Agreement, at the Closing the Seller will sell, assign, transfer, grant, bargain, deliver, and convey the Seller Interest to

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the Buyer, free and clear of all Liens (other than Permitted Liens); and the Buyer will purchase the Seller Interest from the Seller, upon such terms and subject to such conditions.

2.2           Purchase Price.

(a)           In consideration for the sale to the Buyer of the Seller Interest, the Buyer will pay to the Seller an aggregate purchase price of $9,350,000.00 (the “Purchase Price”), payable in the manner set forth in Section 2.2(b).

(b)           The Purchase Price will be paid as follows:

(i)           $100,000.00 in cash (the “First  Payment”), payable at the Closing on December 30, 2011,  by delivery of a cashier’s check or by wire transfer of immediately available funds in accordance with the Seller’s written instructions. ;

(ii)           $2,100,000.00 in cash (the “Second  Payment”), payable at the Closing on January 29, 2012 by delivery of a cashier’s check or by wire transfer of immediately available funds in accordance with the Seller’s written instructions;

(iii)           $3,200,000.00 in cash (the “Third Payment”), payable on February 26, 2012 by delivery of a cashier’s check or by wire transfer of immediately available funds in accordance with the Seller’s written instructions; and

(iv)           $3,950,000.00 in cash (the “Final Payment”), less the Closing Adjustment, payable on or before March 29, 2012 (the “Closing Date”) by delivery of a cashier’s check or by wire transfer of immediately available funds in accordance with the Seller’s written instructions.

(v)            There shall be no penalty for prepayment.

(c)           Seller agrees that the Cash Receipts: (i) for the month of January shall be paid to Buyer on February 1, 2012, contingent upon timely payment of the Second Payment; (ii) for the month of February shall be paid to Buyer on March 1, 2012, contingent upon timely payment of the Third payment; and (iii) all accounts for the Company shall be transferred to Buyer upon timely payment of the Final Payment. The Cash Receipts cannot be removed from the accounts of the Company without the prior written consent of the Buyer, contingent upon timely payment of the First, Second, Third and Final Payment.

(d)           Seller will pay the sum of $935,000.00 to High Plains in consideration for the Profit Interest upon receipt of the Final Payment, and High Plains will acknowledge the receipt of such payment as full and complete consideration for the Profit Interest.

2.3           Closing.  Subject to the conditions contained in Article Eight, and to the other conditions contained in this Agreement, the payment of the Purchase Price will take place in three stages at the offices of the Buyer (or remotely via the electronic or other exchange of documents and signature pages),

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at 10:00 a.m., Fort Worth, Texas time on or before March 29, 2012 or such other time and date as the Parties may agree to in writing. Upon payment of the full Purchase Price, at Closing:

(a)           The Buyer will deliver to the Seller a duly executed Buyer Closing Certificate (attached to which shall be the items contemplated thereby, including properly approved board resolutions approving the Transaction);

(b)           The Seller will deliver to the Buyer (i) the Assignment of Interest in the Company, effective on the Closing Date and (ii) cause to be delivered certificates representing the Seller’s Interest.

(c)           The Seller and the Buyer will execute and deliver a Cross-Receipt, dated as of the Closing Date, pursuant to which the Buyer will acknowledge receipt of an Assignment related to the Seller Interest sold to the Buyer at the Closing and certificates representing the Seller Interest from the Seller (if any), and the Seller will acknowledge receipt of the Closing Payment.

(d)           Seller will cause the Edsels to deliver a release and estoppel of the Sellers obligations (the “Edsel Release”) under (i) the High Plains Agreement, (ii)  the Pledge Agreement, and (iii) the Assignment and Novation Agreement dated as of May 31, 2011 among the Seller, High Plains, the Company and the Edsels (the “Assignment and Novation Agreement”);

(e)           Seller will cause Johnson and High Plains to deliver a release and estoppel for (i) the Sellers obligations to High Plains under (a) the High Plains Agreement, (b) the Pledge Agreement, (c) the Assignment and Novation Agreement and (ii) a release of all of Johnson’s and High Plain’s interests in the Company including an acknowledgment of receipt of payment for the 10% Profit Interest (the “High Plains Release”);

(f)           Seller will deliver a certificate affirming that the obligations of the Seller under Section 14(c) of the Exchange Act were met in relation to the Information Statement and the Shareholder Consent (the “Certificate of Shareholder Consent”); and

(g)           Seller will cause to be filed a termination statement for the Uniform Commercial Code financing statement filed by the Edsels (the “UCC Termination Statement”).

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to, and covenants with, the Buyer as follows:

3.1           Authority and Authorization.  The Seller has the requisite legal power and capacity to execute and deliver this Agreement and the other Transaction Documents executed or to be executed by the Seller, to perform the Seller’s obligations hereunder and thereunder, and to consummate the

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Transaction, and for which no Consent of any Governmental Authority or other Person is required that has not been obtained, and no filing or other notification to any Governmental Authority or other Person is required that has not been properly completed.  This Agreement and the other Transaction Documents executed or to be executed by the Seller constitute (or when executed, will constitute) the valid and legally binding obligations of the Seller, enforceable in accordance with their terms, subject only to the application of Debtor Relief Laws and general principles of equity.

3.2           No Conflicts.  The execution and delivery of this Agreement and the other Transaction Documents executed or to be executed by the Seller and the consummation of the Transaction does not and will not contravene, conflict with, or result in any violation of or default under any mortgage, indenture, lease, members’ agreement, loan or credit agreement, or other Contract, applicable Law, or Governmental Approval applicable to the Seller, or any of the properties of the Seller, or any Order of any Governmental Authority that affects or binds the Seller.  No Governmental Approval is required on the part of the Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents executed or to be executed by the Seller or in connection with the consummation of the Transaction.  The execution, delivery, and performance of this Agreement and the other Transaction Documents executed or to be executed by the Seller and the consummation of the Transaction by the Seller does require the Edsel Consent, and the Shareholders Consent, and approval by the board of directors, prior to the Closing.  Seller, and Seller’s officer’s, agents and employees hereby waive any conflicts of interest between them and Kelly Rogers, attorney at law.

3.3           Title to the Seller Interest.  The Seller owns all of the Seller Interest, and such interest shall be free and clear of all Liens other than Permitted Liens, at Final Closing.  Seller represents that the Seller’s Interest is limited to all of the interest that JHE Holdings, LLC owned as represented in the Supplemental Limited Title Opinion prepared for High Plains Oil, LLC on March 28, 2011.

3.4           Litigation.  There is no Litigation to which the Seller is, or is threatened to be, a party pending or, to the Knowledge of the Seller.

3.5           The Company.  With respect to the Company, the Seller represents and warrants to the Buyer as follows:

(a)           Organization.  The Company is duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and the Company is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties (both owned and leased) requires qualification.  The Company possesses all requisite authority and power, and, to the Knowledge of the Seller, all Licenses, including all Governmental Approvals, to own, lease, or operate its properties and assets and to conduct the Business as it is now conducted.

(b)           Capitalization.  All Company Interests are owned by the Seller.

(c)           Taxes.

(i)           The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to the Company, pursuant

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to applicable Laws.  The Seller has delivered to the Buyer copies of all Tax Returns filed by the Company during the three years preceding the Effective Date.  To the Knowledge of the Seller, all such Tax Returns filed by the Company are true, correct, and complete.  To the Knowledge of the Seller, the Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by the Company.

(ii)           To the Knowledge of the Seller, the charges, accruals, and reserves, if any, with respect to Production Taxes on the books of the Company are adequate and are at least equal to the Company’s liability for Taxes.  To the Knowledge of the Seller, there exists no proposed Tax assessment against the Company.

(iii)           The Seller has no Knowledge of any action or audit currently proposed, threatened, or pending against, or with respect to, the Company in respect of any Taxes.  To the Knowledge of the Seller, the Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has the Company made (or had made on its behalf) any requests for such extensions.  Except for Liens of non-delinquent advalorem real or personal property Taxes, to the Knowledge of the Seller, there are no Liens on any of the assets of the Company with respect to Taxes.

(iv)           There is no dispute or claim concerning any liability for Taxes with respect to the Company for which notice has been provided, or which, to the Knowledge of the Seller, is asserted or threatened.

(d)           Compliance with Laws.  To the Knowledge of the Seller, (i) the Company is in compliance in all material respects with each Law that is or was applicable to the Company or to the conduct or operation of the Business or the ownership, development, or operation of the Company Oil and Gas Properties, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (x) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law, or (y) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, and (iii) the Company has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (y) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(e)           Litigation.  There is no actual pending Litigation (i) that has been commenced by or against the Company or that otherwise relates to or may affect the Business, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Transaction.  To the Knowledge of the Seller, no such Litigation has been threatened.

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(f)           Company Oil and Gas Properties.  Schedule 1 contains an accurate and complete list and description of the Company assets as of the Effective Date.  To the Knowledge of the Seller, the Company owns all of the Company assets free and clear of all Liens other than Permitted Encumbrances and the Lien held by the Edsels pursuant to the Pledge Agreement.  All leases that are included in the Company Oil and Gas Properties are, to the Knowledge of the Seller, in full force and effect and the parties thereto are in compliance in all material respects with their obligations thereunder.  To the Knowledge of the Seller, all operations by third-parties on or in respect of the Company assets have been conducted in accordance with good oil and gas industry practices and in compliance in all material respects with all applicable Laws.

3.6           Misleading Statements.  No representation or warranty by the Seller in this Agreement or in any written statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement or in connection with the Transaction, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading.

3.7           Brokers, Finders, etc.  All negotiations relating to this Agreement and the Transaction have been carried on without the participation of any Person acting on behalf of the Seller or the Company in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder’s commission, fee, or similar compensation.  The Seller agrees to, and does hereby, indemnify the Buyer and its Affiliates from and against any and all claims, liabilities, or obligations with respect to all fees, commissions, or expenses asserted by any Person on the basis of any act, statement, agreement, or commitment alleged to have been made by the Seller with respect to any such fee, commission, or expense.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

4.1           Organization, Existence, and Good Standing.  The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas.

4.2           Authority for Agreements.  The Buyer has the requisite legal power and authority to execute and deliver this Agreement and the other Transaction Documents executed or to be executed by the Buyer, to perform the obligations of the Buyer hereunder and thereunder, and to consummate the Transaction, all of which have been duly authorized and approved by all necessary company action and for which no Consent of any Person or Governmental Authority is required that has not been obtained, and no filing with or other notification to any Person or Governmental Authority is required that has not been properly completed.  This Agreement and the other Transaction Documents executed or to be executed by the Buyer constitute (or when executed, will constitute) the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms, subject only to the application of Debtor Relief Laws and general principles of equity.

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4.3           No Conflicts.  The execution and delivery of this Agreement and the other Transaction Documents executed or to be executed by the Buyer and the consummation of the Transaction does not and will not contravene, conflict with, or result in any violation of or default under any provision of the Organizational Documents of the Buyer, or any resolution adopted by the members or the board of managers of the Buyer, or any mortgage, indenture, lease, members’ agreement, loan or credit agreement, or other Contract, applicable Law, or Governmental Approval applicable to the Buyer.  No Governmental Approval is required on the part of the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents executed or to be executed by the Buyer or in connection with the consummation of the Transaction.  The execution, delivery, and performance of this Agreement and the other Transaction Documents executed or to be executed by the Buyer and the consummation of the Transaction by the Buyer do not require the Consent of any creditor of the Buyer or of any other Person, other than such Consents as have been, or prior to the Closing will be, obtained.

4.4           Litigation.  There is no Litigation to which the Buyer is, or is threatened to be, a party pending or, to the Knowledge of the Buyer threatened that involves or could involve the validity of this Agreement or of any action taken or to be taken by the Buyer in connection with this Agreement or the Transaction.

4.5           Knowledge and Access to Information.  The Buyer (a) has conducted a due diligence investigation of the Company and the Business sufficient, in the judgment of the Buyer, to reach an informed decision concerning the Transaction and its decision to proceed with the Transaction, (b) has been solely responsible for its due diligence investigation, and its analysis, concerning the merits and risks attributable to its purchase of the Seller Interest, (c) is not relying, and has not relied, on any information, analysis, or assessment provided at any time to the Buyer by the Seller or Representatives of the Seller in connection with the Buyer’s purchase of the Seller Interest, (d) has had sufficient access to the records and properties of the Company and the Business, in connection with its due diligence investigation and otherwise, to reach an informed decision concerning the Transaction and its decision to proceed with the Transaction, and (e) possesses full and complete information, knowledge, and awareness of the Company and the Business, including, but without limitation, the properties, financial condition, operations, and prospects of the Company.  The Buyer accepts all risks, including all financial risks, associated with the purchase and ownership of the Seller Interest and the operation of the Company and the Business conducted by the Company.  In furtherance of the foregoing, the Buyer confirms that, except as expressly provided in this Agreement, the Seller has made no representations whatsoever concerning the financial condition, operations, and prospects of the Company and the Business conducted by the Company and that the Buyer possesses or has had ample opportunity to acquire all information about the financial condition, operations, and prospects of the Company and the Business conducted by the Company as it desired. Buyer promptly will notify the Buyer in writing of the occurrence of any Breach of any covenant of the Seller in this Article Four.

ARTICLE FIVE

COVENANTS OF THE SELLER

5.1           No Solicitation.  From the Effective Date to the Closing Date (or the earlier termination of this Agreement in accordance with the terms hereof), the Seller will not solicit or encourage any

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inquiries or proposals for, or enter into any substantive discussions with respect to, the acquisition of the Seller Interest.

5.2           Notification.  Between the Effective Date and the Closing Date, the Seller promptly will notify the Buyer in writing if the Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of the Seller’s representations and warranties as of the Effective Date, or if the Seller becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in any Schedule if such Schedule were prepared on or as of the date of the occurrence or discovery of any such fact or condition, the Seller promptly will deliver to the Buyer a supplement to, or amendment of, such Schedule specifying such change.  During the same period, the Seller promptly will notify the Buyer in writing of the occurrence of any Breach of any covenant of the Seller in this Article Five or of the occurrence of any event that makes, or may make, the satisfaction of the conditions contained in Article Eight impossible or unlikely.

5.3           Reasonable Efforts.  Between the Effective Date and the Closing Date, the Seller will use commercially reasonable efforts to cause the conditions contained in Article Eight to be satisfied.

5.4           Delivery of Documents and Other Papers; Proprietary Data, Record Retention.

(a)           At the Closing, the Seller will deliver to the Buyer all Documents and Other Papers relating to the Seller Interest in the possession of the Seller.

(b)           In the event and for so long as any Party is contesting or defending against any Litigation asserted by a third-Person (including any Governmental Authority) in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will to the extent reasonably practicable cooperate with the contesting or defending Party and its counsel in the contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (except to the extent the contesting or defending Party is entitled to indemnification therefor under Article Seven); provided, that nothing herein requires any Party to retain any books and records other than in the Ordinary Course of Business of such Party or as otherwise required or contemplated by this Agreement or applicable Laws.

(c)           At the Closing, the Seller will use its best efforts to deliver to the Buyer, the Edsel Release, the High Plains Release, the Certificate of Shareholders Consent, and the UCC Termination Statement.

5.5           Further Assurances.  At Closing the Seller will execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to the Buyer such instruments of transfer, assignment, and conveyance, and other documents, in form and substance satisfactory to the Buyer, as will be necessary to vest in, or assure, the Buyer all Right, title, and interest in and to the Seller Interest, free and

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clear of all Liens other than Permitted Liens (including the release of all Liens of record), and will use its best efforts to cause to be taken such other action as the Buyer at any time reasonably may require to more effectively implement and carry into effect the Transaction.

5.6           Nondisclosure of Confidential Information.  Except as required by law, the Buyer and Seller agree that, from and after the Closing Date, the Seller will hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose, or transfer to any Person other than the Buyer any Confidential Information of the Company, the Buyer, or Affiliates of the Company or the Buyer known to or in the possession of the Seller, or utilize any of such Confidential Information for any purpose.  In the event that the law requires a disclosure, then the party required to disclose shall notify the other of the timing and nature of such disclosure as soon as practically possible.

5.7           Tax Returns for 2011.  The Seller will file or cause to be filed on a timely basis such Tax Returns, and pay such Taxes, that are required to be filed by, or paid with respect to, the Company, pursuant to applicable Laws, for the year ending December 31, 2011.

ARTICLE SIX

COVENANTS OF THE BUYER

6.1           Governmental Approvals.  As promptly as practicable after the Effective Date, the Buyer will make all filings required by Law to be made by it to consummate the Transaction.  Between the Effective Date and the Closing Date, the Buyer will (a) cooperate with the Seller with respect to all filings that the Seller elects to make or is required by Law to make in connection with the Transaction and (b) cooperate with the Seller in obtaining all Consents required to be obtained by or on the part of the Seller in order to consummate the Transaction.

6.2           Access to Tax Information.  After the Closing Date and for a period of five years thereafter, the Buyer will, and will cause the Company to, consult in good faith and cooperate fully with the Seller and the Seller’s accountants and other Representatives regarding Tax matters related to the period preceding the Closing and will cause the Company to make available to the Seller and any Governmental Authority, as may be reasonably requested by the Seller, all information, records, and documents relating to Tax liabilities or potential Tax liabilities of the Seller for the period preceding the Closing.

6.3           Confidentiality.  The Buyer acknowledges that the information concerning the Company and the Business received or to be received prior to the Closing Date by the Buyer pursuant to and in connection with this Agreement is Confidential Information and for its use only, and the Buyer will refrain from reproducing, disclosing, or disseminating such information to any Persons other than its Representatives and their respective employees, Affiliates, agents, and attorneys unless the Seller or the Company has made such information available to the public generally or is required by Governmental Authority to disclose such information publicly.  If this Agreement is terminated and the Transaction is not consummated, the Buyer will return to the Seller all Confidential Information of the Company, in tangible form, in the possession of the Buyer at the date of termination.

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6.4           Reasonable Efforts.  Between the Effective Date and the Closing Date, the Buyer will use its commercially reasonable efforts to cause the conditions contained in Article Eight to be satisfied.

ARTICLE SEVEN

INDEMNIFICATION

7.1           Survival.  All representations and warranties of the Parties in this Agreement or any other Transaction Document will survive the Closing and will expire on the last day of the Applicable Period; provided, that the Fundamental Representations will survive beyond the end of the Applicable Period for the applicable statute of limitations; and all covenants and obligations of the Parties in this Agreement or any other Transaction Document will survive the Closing.

7.2           Indemnification by the Seller.  The Seller hereby agrees to indemnify, defend, and hold harmless the Buyer and the Buyer’s Representatives, owners, controlling Persons, and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against, and to pay to the Buyer Indemnified Parties the amount of, all Damages arising, directly or indirectly, from, asserted against, or incurred by reason of, resulting in any manner from, or relating in any manner to:

(a)           any Breach by the Seller of any representation or warranty made by the Seller in this Agreement or any other Transaction Document;

(b)           any Breach by the Seller of any covenant or obligation of the Seller in this Agreement or any other Transaction Document; or

(c)           any claim by any Person for any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller in connection with the Transaction.

7.3           Indemnification by the Buyer.  The Buyer hereby agrees to indemnify, defend, and hold harmless the Seller and the Seller’s Representatives, owners, controlling Persons, and Affiliates (collectively, the “Seller Indemnified Parties”) from and against, and to pay to the Seller Indemnified Parties the amount of, all Damages arising, directly or indirectly, from, asserted against, or incurred by reason of, resulting in any manner from, or relating in any manner to:

(a)           any Breach by the Buyer of any representation or warranty made by the Buyer in this Agreement or any other Transaction Document;

(b)           any Breach by the Buyer of any covenant or obligation of the Buyer in this Agreement or any other Transaction Document; or

(c)           any claim by any Person for any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Buyer in connection with the Transaction.

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7.4           Limitation of Damages; Materiality.

(a)           Limitations.  An Indemnifying Party will be liable for Damages only to the extent of the net amount of Damages.  The net amount of Damages will be the gross amount of Damages reduced by the aggregate value or amount of any money, other assets, or properties (including proceeds of insurance, related claims, cross claims, counterclaims, and the like and any material federal, state, local, or foreign Tax benefits calculated on a net after-Tax effect for any loss, expense, or damage based upon the Tax calculation) actually realized or received by the Indemnified Party in connection therewith; provided, however, in no event will the Indemnified Party’s acceptance of any money, other assets, or properties as partial compensation or indemnification from any source for the amount of its Damages prevent the Indemnified Party from seeking compensation or indemnification from any source for the rest of the entire amount of its Damages.  Except as provided in Section 7.4(b), an Indemnified Party will be entitled to all Damages from an Indemnifying Party to which such Indemnified Party is entitled under this Article Seven without limitation.

(b)           Materiality.

(i)           The Buyer Indemnified Parties will not be entitled to assert any claim for indemnification under Section 7.2(a) with respect to Breaches of representations and warranties made or given by the Seller unless and until all indemnifiable Damages suffered by the Buyer Indemnified Parties, in the aggregate, exceed a deductible amount of $100,000.00, and then only to the extent of all indemnifiable Damages in excess of such amount.

(ii)           The Seller Indemnified Parties will not be entitled to assert any claim for indemnification under Section 7.3(a) with respect to breaches of representations and warranties made or given by the Buyer unless and until all indemnifiable Damages suffered by the Seller Indemnified Parties, in the aggregate, exceed a deductible amount of $100,000.00, and then only to the extent of all indemnifiable Damages in excess of such amount.

(iii)           The Seller will not have any obligation to indemnify the Buyer Indemnified Parties from and against indemnifiable Damages attributable to the Breach of any representation or warranty made or given by the Seller in this Agreement or any other Transaction Document in excess of an aggregate ceiling of an amount equal to the lesser of that portion of the Purchase Price actually paid prior to the date on which a claim for indemnification hereunder is made or $2,000,000.00 (after which point the Seller will not have any obligation to indemnify the Buyer Indemnified Parties from and against such further Damages), except (and notwithstanding the foregoing limitation) that there will be no limit to the amount of indemnifiable Damages for which the Seller will be responsible to the Buyer Indemnified Parties to the extent all or any portion of the Damages suffered by the Buyer Indemnified Parties are attributable to fraudulent acts or omissions, intentional misrepresentations, intentional concealment of a material matter, intentionally wrongful actions or omissions, or criminal conduct on the part of the Seller.

(iv)           The Buyer will not have any obligation to indemnify the Seller Indemnified Parties from and against indemnifiable Damages attributable to the Breach

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of any representation or warranty made or given by the Buyer in this Agreement or any other Transaction Document in excess of an aggregate ceiling of an amount equal to the lesser of 25% of that portion of the Purchase Price actually paid prior to the date on which a claim for indemnification hereunder is made or $2,000,000.00 (after which point the Buyer will not have any obligation to indemnify the Seller Indemnified Parties from and against such further Damages), except (and notwithstanding the foregoing limitation) that there will be no limit to the amount of indemnifiable Damages for which the Buyer will be responsible to the Seller Indemnified Parties that are attributable to fraudulent acts or omissions, intentional misrepresentations, intentional concealment of a material matter, intentionally wrongful actions or omissions, or criminal conduct on the part of the Buyer.

(v)           The provisions of this Section 7.4(b) are not intended to, and shall not have any effect on, any claims for indemnification related to (i) the Breach by a Party of any covenant or agreement of such Party contained in this Agreement or any other Transaction Document or (ii) any claim for Damages asserted against a Party by any third-party, regardless of the basis for such third-party claim.

7.5           Conditions of Indemnification.

(a)           If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from an Indemnified Party by a third-Person, the Indemnified Party will promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim or demand) (the “Claim Notice”).  The Indemnifying Party will then have 45 Business Days from the date on which the Claim Notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such claim or demand, and (ii) notwithstanding such dispute, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand.

(b)           Pending the resolution of any dispute by the Indemnifying Party of its liability with respect to any such claim or demand, such claim or demand will not be settled without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed, or conditioned.

(c)           If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, then, except as hereinafter provided, the Indemnifying Party will have the right to defend the Indemnified Party by appropriate proceedings, which will be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk that the Indemnified Party will become subject to liability for any other matters; provided, however, that the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that does not include, as an

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unconditional term thereof, a release by the claimant or plaintiff of the Indemnified Party (such release to be in form and substance satisfactory to the Indemnified Party) from all liability in respect of such claim or demand.  The Indemnifying Party will be entitled to select legal counsel for the defense of such claim or demand, with the approval of the Indemnified Party, which approval will not be unreasonably withheld, delayed, or conditioned.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement of such claim or demand, it may do so at its sole cost and expense, and in such event, the Indemnified Party and its counsel will be provided access to all such files, records, and other materials as the Indemnified Party may request in order to assure its ability to participate.  If, in the reasonable judgment of the Indemnified Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter that could have a Material Adverse Effect on the business, operations, assets, properties, or prospects of the Indemnified Party, including the administration of any Tax returns and responsibilities under Tax Laws of the Indemnified Party, then the Indemnified Party will have the Right to control the defense or settlement of any such claim or demand, and the costs and expenses of such defense or settlement will be included as part of the indemnification obligations of the Indemnifying Party hereunder; provided, however, that the Indemnified Party will not settle any such claim or demand without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed, or conditioned).  If the Indemnified Party should elect to exercise such Right to control the defense or settlement, the Indemnifying Party will have the Right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

(d)           If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand (together with all fees and expenses, including attorneys’ fees, incurred by the Indemnified Party as a consequence of the Indemnifying Party’s failure to defend the Indemnified Party), or if the same be defended by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, will conclusively be deemed to be a liability of the Indemnifying Party hereunder, unless the Indemnifying Party disputes its liability to the Indemnified Party hereunder.

(e)           If the Indemnified Party shall have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third-Person, the Indemnified Party will promptly send a Claim Notice with respect to such claim to the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim will conclusively be deemed a liability of the Indemnifying Party hereunder.

7.6           Payment of Indemnity.  Upon determination of liability under Section 7.2 or Section 7.3, and subject to the limitations set forth in Section 7.4 and Section 7.5, the appropriate Indemnifying Party will pay to the appropriate Indemnified Party the amount of all Damages payable in respect of the claim giving rise to such liability within 20 Business Days after the determination of the amount of such Damages attributable to such claim, and the Indemnifying Party will be subrogated to the Rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

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7.7           Expiration of Indemnification Rights.  Except as otherwise expressly provided in this Section 7.7 or elsewhere in this Agreement, the Rights of the Indemnified Parties to indemnification under Section 7.2 or Section 7.3, as applicable, will expire and be of no further effect after the last day of the Applicable Period, and accordingly no Indemnified Party may seek indemnification under this Agreement after the last day of the Applicable Period.  The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this Section 7.7, shall be deemed to limit the time period during which a claim based on a Party’s fraudulent acts, fraudulent omissions, criminal conduct, or acts of intentional wrongdoing, may be brought.

7.8           Indemnification Rights Exclusive.  The Indemnification Rights of the Parties (and the Indemnified Parties) under this Article Seven are the exclusive Rights of each Party (and each Indemnified Party) for monetary damages or in equity, or otherwise, for any Breach of this Agreement; provided that a Party, at its election, may seek injunctive or similar relief for the breach of a covenant contained in Article Five or Six, as applicable, on the part of the other Party.

ARTICLE EIGHT

CONDITIONS PRECEDENT

8.1          Conditions to Obligations of Each Party.  The obligations of the Seller and the Buyer to consummate the Transaction will be subject to the fulfillment on or prior to the Closing Date of the conditions set forth in Section 2.3 (including the delivery of all documents, certificates, and instruments, described therein) and to the conditions set forth in this Article Eight.

8.2           Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the Transaction will be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties of the Seller contained in Article Three shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as affected by the Transaction.  The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.  The Seller will have delivered to the Buyer a Seller Closing Certificate, dated the Closing Date, to the effect set forth above in this Section 8.2(a).

(b)           All company and other proceedings of the Company in connection with the Transaction contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer, and the Buyer shall have received all such documents and instruments, or copies thereof, certified if requested, in respect of such company and other proceedings as may be reasonably requested by the Buyer.

(c)           All Consents, if any, of any Governmental Authority or any other Person that are required in connection with the Transaction shall have been duly obtained and shall be effective

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on and as of the Closing Date.  No stop order enjoining the consummation of the Transaction shall have been issued and no proceedings for such purpose shall be pending or, to the Knowledge of the Seller and the Buyer, threatened by or before any Governmental Authority.  At the time of the Closing, the sale of the Seller Interest to the Buyer shall be legally permitted by all Laws to which the Seller and the Buyer are subject.  Moreover, no Litigation shall have been instituted or threatened before any Governmental Authority that challenges the validity or legality of the Transaction.

8.3           Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the Transaction shall be subject to the fulfillment (or waiver by the Seller) on or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties of the Buyer contained in Article Four shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as affected by the Transaction.  The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.  The Buyer shall have delivered to the Seller a Buyer Closing Certificate, dated the Closing Date and signed by an authorized officer of the Buyer, to the effect set forth above in this Section 8.3(a).

(b)           All company and other proceedings of the Buyer in connection with the Transaction, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Seller, and the Seller shall have received all such documents and instruments, or copies thereof, certified if requested, in respect of such company and other proceedings as may be reasonably requested by the Seller.

(c)           All Consents, if any, of any Governmental Authority or any other Person that are required in connection with the Transaction shall have been duly obtained and shall be effective on and as of the Closing Date.  No stop order enjoining the consummation of the Transaction shall have been issued and no proceedings for such purpose shall be pending or, to the Knowledge of the Seller and the Buyer, threatened by or before any Governmental Authority.  At the time of the Closing, the sale of the Seller Interest to the Buyer shall be legally permitted by all Laws to which the Seller and the Buyer are subject.  Moreover, no Litigation shall have been instituted or threatened before any Governmental Authority that challenges the validity or legality of the Transaction.

ARTICLE NINE

TERMINATION

9.1           Termination.  This Agreement and the Transaction may be terminated on or before the Closing Date as follows:

(a)           By the mutual written agreement of the Buyer and the Seller;

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(b)           By the Buyer if a Breach of any provision of this Agreement has been committed by the Seller and such Breach has not been waived by the Buyer;

(c)           By the Seller if a Breach of any provision of this Agreement has been committed by the Buyer and such Breach has not been waived by the Seller;

(d)           By the Buyer if any of the conditions to the obligations of the Buyer set forth in Section 2.3 or Section 8.2 has not been satisfied as of the Closing Date (other than through the failure of the Buyer to comply with the Buyer’s obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date;

(e)           By the Seller if any of the conditions to the obligations of the Seller set forth in Section 2.3 or Section 8.3 has not been satisfied as of the Closing Date (other than through the failure of the Seller to comply with the Seller’s obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date; or

(f)           By the Buyer or the Seller, if the Transaction has not been consummated by February 1, 2012, for any reason other than a Breach by the terminating Party.

9.2           Effect of Termination.  Each Party’s Right of termination under Section 9.1 is in addition to any other Rights it may have under this Agreement or otherwise, and the exercise of a Right of termination will not be deemed to be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by either Party because of the Breach of this Agreement by the other Party, or because one or more of the conditions of the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s Right to pursue all legal or equitable remedies will survive such termination unimpaired.

9.3           Notice of Termination.  The Parties may exercise their respective Rights of termination under Section 9.1 by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing.

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ARTICLE TEN

MISCELLANEOUS

10.1           Expenses.  Except as set forth below in this Section 10.1, the Seller, on the one hand, and the Buyer, on the other hand, will bear its respective expenses, costs, and fees (including, without limitation, attorneys’ fees) in connection with the Transaction, including the preparation, negotiation, and execution of this Agreement and the other Transaction Documents and compliance herewith and therewith, whether or not the Transaction is consummated.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any Rights of such Party arising from a Breach of this Agreement by the other Party.

10.2           Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstance will not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.  The invalidity of any one or more phrases, sentences, clauses, paragraphs, Sections, or Subsections of this Agreement will not affect the remaining portions of this Agreement.

10.3           Notices.  All notices, requests, demands, and other communications made in connection with this Agreement must be in writing and will be deemed to have been duly given when delivered by (a) first-class, registered, or certified mail, return receipt requested, postage prepaid, or (b) transmitted by courier, hand delivery, or facsimile, addressed to the respective Parties as follows:

If to the Buyer:	Colonial Royalties, LLC
777 Main Street, Suite 1400
Fort Worth, TX 76102
Attn: Kelly Rogers
Facsimile:

If to the Seller:	Circle Star Energy Corp.
919 Milam Street, Suite 2300
Houston, TX 77002
Attn: S. Jeffrey Johnson

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Any notice that is addressed and mailed in the manner herein provided will be conclusively presumed to have been given to the Party to which it is addressed and will be deemed effective at the close of business, local time of the recipient, on the third day after the date it is so placed in the mail.  Any notice that is delivered by courier, hand delivery, or facsimile shall be deemed given at the time of actual receipt.  However, if an attempt to give notice by facsimile transmission fails because of any problem with the recipient’s designated facsimile number or facsimile equipment, such notice will nevertheless be considered to have been received at the time such transmission was attempted if it is also sent that day by guaranteed overnight delivery to the recipient for receipt on the following day and received on such following day.  In any case, such notices, requests, demands, and other communications will be sent to such other addresses as either Party will notify the other by notice given in the manner described above.

10.4           Headings.  The headings contained in this Agreement are for purposes of convenience only and will not affect the meaning or interpretation of this Agreement.

10.5           Entire Agreement.  This Agreement, including the Exhibits and Schedules appended hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, between or among the Parties with respect to the subject matter hereof.

10.6           Counterparts; Signature Pages.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument.  Any signature page delivered by facsimile machine or electronic mail (including any pdf format) shall be binding to the same extent as an original signature page.  Any Party that delivers a signature page by facsimile machine or electronic mail agrees to deliver promptly upon request an original counterpart signature page to any Party that makes such request.

10.7           Governing Law; Venue.

(a)           Governing Law.  THIS AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE LAWS (OTHER THAN CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT.

(b)           Venue.  The Buyer and the Seller hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the Federal courts of the United States of America located in Tarrant County, Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may

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not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the Parties hereto irrevocably agree that all claims with respect to such action proceeding will be heard and determined in such a Texas State or Federal court.  The Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute.

10.8           Binding Effect.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.9           Assignment.  This Agreement will not be assignable by either Party hereto without the prior written consent of the other Party hereto, which consent will not be unreasonably withheld.

10.10           No Third Party Beneficiaries.  Nothing in this Agreement will confer any Rights upon any Person other than the Parties hereto (and the Indemnified Parties, to the extent provided in Article Seven), and their respective successors and permitted assigns.

10.11           Amendment; Waivers.  No amendment, modification, or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge, or waiver is sought.  Neither the waiver by any of the Parties hereto of a Breach of any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any Right hereunder, will be construed as a waiver of any other Breach of a similar nature, or as a waiver of any of such provisions or Rights hereunder.

10.12           Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13           Negotiated Transaction.  The provisions of this Agreement were negotiated by the Parties hereto, and this Agreement will be deemed to have been drafted by all of the Parties hereto.

10.14           Attorney’s Fees.  In the event that either Party is required to obtain the services of an attorney in order to enforce any Right or obligation under this Agreement or any other Transaction Document, the prevailing Party shall be entitled to recover reasonable attorney’s fees and court costs from the other Party.

10.15          Waiver of Conflict of Interest.  Seller, its’ officers directors and employees hereby do waive any conflict of interest by virtue of, or arising out of, the legal representation provided by Kelly Rogers to High Plains Energy, LLC, Jeff Johnson, or any other entity related to the officers, directors and/or employees of Seller.

10.16          Adjustment to Cash Flow, Revenue and Account Distribution.  Notwithstanding any of the hereinabove:  Seller and Buyer do hereby agree that the Cash Flow during the month of January, 2012 shall be held, accounted for, and distributed according to the agreement between Seller and James Edsel.  In the event that the January, 2012 Cash Flow is distributed to Seller, then Seller shall immediately pay to Buyer that January Cash Flow to Buyer.

[Signature Page Follows]

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THE SELLER:

CIRCLE STAR ENERGY CORP.

By:

Printed Name:

Title:

THE BUYER:

COLONIAL ROYALTIES, LLC

By:

Printed Name:

Title:

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